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                                                            Exhibit 12(a)(1)(ix)

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For more information, contact:

Eileen M. Connolly
908-221-6731 (office)
econnolly@att.com

June Rochford
908-221-8165 (office)
jrochford@att.com
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FOR RELEASE MONDAY JUNE 4, 2001

             AT&T ANNOUNCES FINAL RESULTS OF WIRELESS EXCHANGE OFFER

NEW YORK - AT&T today announced that a total of 372.2 million shares of AT&T common stock (NYSE:T) were tendered in exchange for 437.7 million shares of AT&T Wireless Group tracking stock (NYSE:AWE). The exchange offer expired at 5:00 p.m. (EDT) on Friday, May 25, 2001.

"The offer was a success on a number of levels," said Charles H. Noski, AT&T senior executive vice president and chief financial officer. "The exchange offer was designed as an accommodation to our shareowners. Yet, at about $8 billion, it was one of the largest exchange offers ever held and was accomplished with the lowest initial premium. We believe the results reflect shareowner confidence in both the total value of AT&T and the value of AT&T Wireless as a soon-to-be independent company."

AT&T said shares of AT&T Wireless Group tracking stock will be promptly credited to the accounts of tendering AT&T common stockholders by its exchange agent, EquiServe Trust Company.

"As a result of the equivalent of a $7.8 billion share repurchase program, AT&T now has about 10 percent fewer common shares outstanding," Noski said. "This will enable us to lower our dividend payments and increase our earnings per share at minimal cash cost to AT&T shareowners."

Following the exchange offer and subject to other conditions, AT&T plans to split-off its AT&T Wireless Group as an independent, publicly-traded company, redeeming the outstanding shares of AWE tracking stock for shares of an asset-based AT&T Wireless common stock by mid-summer. Excluding approximately $3 billion of AT&T Wireless stock it plans to retain for later disposition, AT&T expects to distribute as a stock dividend its remaining interest in AT&T Wireless to holders of AT&T common stock. AT&T expects the distribution to be tax free to shareowners.

IN CONNECTION WITH THE EXCHANGE OFFER AND AT&T'S PLANNED RESTRUCTURING, AT&T HAS FILED AND WILL BE FILING MATERIALS WITH THE SEC. INVESTORS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. AT&T AND ITS OFFICERS AND DIRECTORS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES



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WITH RESPECT TO THESE TRANSACTIONS. INFORMATION REGARDING SUCH
INDIVIDUALS IS INCLUDED IN AT&T'S PROXY STATEMENT FILED WITH THE SEC ON MARCH 30, 2001. INVESTORS MAY OBTAIN A FREE COPY OF THESE MATERIALS WHEN THEY BECOME AVAILABLE AS WELL AS OTHER MATERIALS FILED WITH THE SEC CONCERNING AT&T AT THE SEC'S WEBSITE AT http://www.sec.gov. THESE MATERIALS AND OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM AT&T AT 295 NORTH MAPLE AVENUE, BASKING RIDGE, NJ, 07920; ATTN: INVESTOR RELATIONS.

THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" WHICH ARE BASED ON MANAGEMENT'S BELIEFS AS WELL AS ON A NUMBER OF ASSUMPTIONS CONCERNING FUTURE EVENTS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH ARE NOT A GUARANTEE OF PERFORMANCE AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE AT&T'S CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. FOR A MORE DETAILED DESCRIPTION OF THE FACTORS THAT COULD CAUSE SUCH A DIFFERENCE, PLEASE SEE AT&T'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. AT&T DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THIS INFORMATION IS PRESENTED SOLELY TO PROVIDE ADDITIONAL INFORMATION TO FURTHER UNDERSTAND THE RESULTS OF AT&T.

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